Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ExpressJet Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-171595, 333-161396, 333-135239, 333-134379, 333-133470, 333-130848, 333-130846, 333-70408, and 33-60173)  on Form S-8 of SkyWest, Inc. of our report dated February 26, 2010, with respect to the consolidated balance sheet of ExpressJet Holdings, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, which report appears in the 2009 Annual Report on Form 10-K of ExpressJet Holdings, Inc. filed on March 3, 2010.

/s/ KPMG LLP

Houston, Texas
January 27, 2011